Exhibit 99.1
BACKWEB PROVIDES PRELIMINARY Q1 RESULTS AND
HIGHLIGHTS RECENT OPERATIONAL PROGRESS
SAN JOSE, Calif., April 23, 2007 — BackWeb Technologies Ltd. (OTC BB: BWEBF), a leading provider of software designed to mobilize business web applications, today announced preliminary, unaudited operating results for the first quarter of 2007 ended March 31, 2007. The Company plans to report final Q1 results in early May. BackWeb also announced that its CFO, Ken Holmes, has tendered his resignation, effective with the completion and filing of the Company’s Quarterly Report on Form 10-Q with the SEC in May 2007.
BackWeb announced preliminary Q1 2007 results reflecting total revenue of approximately $1.2 million, comprised of license revenue of approximately $470,000 and maintenance and service revenue totaling approximately $700,000. This compares to Q4 2006 revenue of $1.3 million and Q1 2006 revenue of $1.7 million. Q1 2006 results included approximately $250,000 of revenue recognition from a license agreement with F-Secure entered into during Q4 2004. BackWeb’s total net expenses in Q1 2007 are anticipated to be generally in line with the previously stated estimate of approximately $1.5 million per quarter. Accordingly, the Company anticipates reporting a net loss for Q1 2007 of $300,000 — $450,000.
BackWeb’s expects to report that its cash and short-term investments remained at approximately $4.5 million as of March 31, 2007, in line with the prior quarter-end level. The Company’s cash position reflected the receipt of an initial $500,000 payment from a multi-year Foundation™ product license agreement executed during the quarter. The license payment was recorded as deferred revenue, pending the successful completion of an acceptance process later this year.
BackWeb achieved several important business milestones in Q1 2007. The Foundation product license agreement may, in the event BackWeb is able to meet acceptance criteria later this year, result in up to $3 million in revenue to be recognized over a two- to three-year period. Additionally, license revenue recognized in the first quarter of 2007 included a new enterprise customer that is a large, NYSE-listed manufacturer, as well as an existing customer renewal. In addition, the Company’s previously announced participation in the Salesforce.com AppExchange program has resulted in an initial license sale of the BackWeb Offline Service for Salesforce.com. The new web service offering is being launched in Q2 2007.

BackWeb’s CEO, Bill Heye, commented, “Q1 was a very productive quarter for BackWeb. Our financial performance and license milestones represent an encouraging start to 2007. We look forward to following through on these and other opportunities throughout the remainder of the year as we pursue our goal of profitability.”
BackWeb also announced the planned departure of the Company’s CFO, Ken Holmes, who has tendered his resignation and plans to leave the Company following the filing of the Company’s Quarterly Report on Form 10-Q with the SEC in May 2007. Mr. Holmes was recruited to serve as CFO of a private software company in another sector. BackWeb plans to retain an interim head of finance while it completes a search for a long-term replacement.
Mr. Holmes commented, “My decision to leave BackWeb was very difficult to make and was strongly influenced by personal considerations since I will now be joining another company closer to home, eliminating nearly three hours from my daily commute. I believe my move is made possible by recent progress at BackWeb in business development and expense control, and it happens at a time in our financial management that allows for a smooth transition. I remain confident in BackWeb’s prospects and will continue to participate in its progress as a shareholder.”
Mr. Heye added, “Ken has been a valuable member of our management team. We are grateful for the significant contributions he made to BackWeb over his four-year tenure and we wish him well.”
About BackWeb Technologies:
BackWeb (http://www.BackWeb.com) mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft, Salesforce.com and SAP. BackWeb’s operations are centered in San Jose, California, New York, New York, and Rosh Ha ‘ayin, Israel. Make every minute of your mobile professional’s day productive; visit www.BackWeb.com or call (877) 222-5932.
© 2007 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.

Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding the Company’s anticipated operating results for the first quarter of 2007; the Company’s ability to achieve customer acceptance under its Foundation license and accordingly recognize up to $3 million in license revenue under the agreement; the Company’s expected launch of BackWeb Offline Service for Salesforce.com in Q2 2007; the Company’s ability to achieve profitability; and the impact of Mr. Holmes departure from the Company and the Company’s efforts to find a replacement for him. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, determination of BackWeb’s anticipated financial results for the first quarter of 2007 is based on preliminary information, which is subject to change; the Company may be unable to achieve initial software acceptance under the source code license in a timely manner or at all, which would significantly reduce the revenue the Company will recognize from such agreement; the Company may be unable to find a suitable replacement for Mr. Holmes on a timely basis; the uncertainty of market acceptance of offline access products or the Company’s ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, which contains more detailed descriptions of the risks facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.
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Contacts:
MEDIA	INVESTORS
Rachel Clark	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
rclark@BackWeb.com	bweb@jcir.com
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